UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 21, 2014

POWER REIT

(Exact name of registrant as specified in its charter)

Maryland

(State or other jurisdiction of incorporation)

000-54560

(Commission File Number)

45-3116572

(IRS Employer Identification No.)

301 Winding Road

Old Bethpage, NY 11804

(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (212) 750-0373

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On January 21, 2014, Power REIT issued a press release announcing that it has executed a term sheet with a large developer of renewable energy projects, pursuant to which Power REIT would acquire the real property on which a substantial solar power generation project is under development. If the project goes forward, Power REIT’s investment is anticipated to be approximately $9.5 million. A copy of the press release is attached hereto as Exhibit 99.1.

The project is scheduled to break ground in the first quarter of 2014 and has a target to achieve commercial operation by the end of 2014. There can be no assurances that this schedule will be achieved.

The term sheet provides that the developer and Power REIT will work together exclusively to negotiate definitive, binding agreements. The execution of such agreements is subject to a number of conditions, including the completion by Power REIT of its due diligence review and the achievement of certain late-stage development milestones.

Item 5.02 Departure of Directors or Certain Officers

Power REIT also announces that Arun Mittal has resigned from his positions as Executive Vice President, Secretary and Treasurer. David Lesser, Power REIT’s Chairman and CEO, will assume the titles and duties of Secretary and Treasurer.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Ex. No.	Description
99.1	Press Release: Power REIT Signs Term Sheet for Potential Acquisition

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWER REIT

Date: January 21, 2014	By	/s/ David H. Lesser
David H. Lesser Chairman, CEO, Secretary & Treasurer